Exhibit 3.53.1

CERTIFICATE OF CONVERSION

OF

BROOKDALE LIVING COMMUNITIES OF ILLINOIS-II, INC.
(a Delaware corporation)

INTO

BROOKDALE LIVING COMMUNITIES OF ILLINOIS-II, LLC
(a Delaware limited liability company)

Pursuant to Section 266 of the Delaware General Corporation Law (“DGCL”) and
Section 18-214 or the Delaware Limited Liability Company Act (“DLLCA”)

Brookdale Living Communities of Illinois-II, Inc., a Delaware corporation (the “Corporation”), desires to convert into Brookdale Living Communities of Illinois-II, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 266 of to DGCL and Section 18-214 of the DLLCA (the “Conversion”), and the undersigned hereby certify as follows.

FIRST:  The name of the Corporation is “ Brookdale Living Communities of Illinois-II, Inc.”  The name under which the Corporation was originally incorporated is “Brookdale Living Communities of Illinois-II, Inc.”

SECOND:  The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 1997.

THIRD:  The name of the limited liability company into which the Corporation shall be converted is “Brookdale Living Communities of Illinois-II, LLC”, which such name shall be set forth in the Company’s Certificate of Formation to be filed with the Secretary of State of the State of Delaware in accordance with Section 28-214(b) of the DLLCA.

FOURTH:  The Conversion has been approved in accordance with the provisions of Section 266 of the DGCL.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Conversion to be executed this 19th day of October, 2004.

BROOKDALE LIVING COMMUNITIES OF ILLINOIS-II, INC.

By:	/s/ Saul A. Behar
Name: Saul A. Behar
Title: Senior Vice President and Secretary

/s/ Saul A. Behar
Saul A. Behar
Authorized Person